Exhibit 99.3
Condensed Consolidated Financial Statements of CrownRock, L.P. and Subsidiaries
for the Period Ended March 31, 2024

CROWNROCK, L.P.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

March 31, 2024
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$362,598
Accounts receivable – related party:
Oil and natural gas	212,225
Other	37,659
Prepaid costs and other current assets	1,358
Total current assets	613,840

Oil and natural gas properties, net, successful efforts method of accounting	3,951,547
Other property and equipment, net	142,230
Deferred loan costs, net	8,948
Total Assets	$4,716,565
LIABILITIES AND PARTNERS' CAPITAL Current liabilities:
Accounts payable – related party	$2,422
Accrued drilling cost – related party	60,389
Other accrued liabilities – related party	13,591
Accrued distribution payable - limited partner	99,032
Accrued interest payable	30,217
Asset retirement obligations, current portion	355
Total current liabilities	206,006
Long-term debt, net	1,237,894
Asset retirement obligations	47,185
Total liabilities	1,491,085
Commitments and Contingencies (Note I)
CrownRock, L.P. Partners' Capital	3,225,480
Total Liabilities and Partners' Capital	$4,716,565

See accompanying notes to these condensed consolidated financial statements.

CROWNROCK, L.P.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

Statements of Income Revenues:	Three Months Ended March 31, 2024
(in thousands)
Oil and natural gas sales	$570,587
Saltwater disposal	20,353
Gathering system rent and transportation fees	13,159
Fresh water supply	7,359
Surface ownership	871
Total revenues	612,329
Costs and expenses:
Lease operating expense	103,562
Production and ad valorem taxes	32,765
Depreciation, depletion and amortization	154,747
Accretion of discount on asset retirement obligation	529
General and administrative	4,714
Total costs and expenses	296,317
Operating income	316,012
Other income (expense):
Interest income	2,527
Interest expense	(19,394)
Other income (expense), net	(1,358)
Total other income (expense)	(18,225)
Net income attributable to CrownRock, L.P.	$297,787

See accompanying notes to these condensed consolidated financial statements.

CROWNROCK, L.P.
CONDENSED CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL
(Unaudited)

(in thousands, except units)	Limited Partner		Total CrownRock, LP Partners' Capital	Non- Controlling Interest	Total Partners' Capital
	Units	Amount

Balance, December 31, 2023	100	$3,053,580	$3,053,580	$(155)	$3,053,425
Net income (loss)	—	297,787	297,787	—	297,787
Distributions to limited partner:
Tax distribution	—	(99,032)	(99,032)	—	(99,032)
Oil and natural gas properties	—	(12,227)	(12,227)	—	(12,227)
Building and land	—	(14,617)	(14,617)	—	(14,617)
Equity interests in subsidiaries	—	(759)	(759)	155	(604)
Capital contribution - unit based compensation	—	748	748	—	748
Balance, March 31, 2024	100	$3,225,480	$3,225,480	$—	$3,225,480

See accompanying notes to these condensed consolidated financial statements.

CROWNROCK, L.P.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Three Months Ended March 31, 2024
Cash flows from operating activities:	(in thousands)
Net income	$297,787
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	154,747
Accretion of discount on asset retirement obligation	529
Accretion of discount on long-term debt	90
Amortization of deferred loan costs	1,127
Unit-based compensation expense	748
Settlements of asset retirement obligations	(213)
Change in assets and liabilities:
Accounts receivable – related party	839
Prepaid costs and other current assets	(52)
Accounts payable - related party	2,412
Other accrued liabilities - related party	615
Accrued interest payable	16,909
Other liabilities	(203)
Net cash flows provided by operating activities	475,335
Cash flows from investing activities:
Acquisition of leasehold and oil and natural gas properties	(141)
Capital expenditures on oil and natural gas properties	(252,903)
Additions to other property and equipment	(3,144)
Net cash flows used in investing activities	(256,188)
Cash flows from financing activities:
Distributions of cash of subsidiaries to limited partner	(592)
Repayments of long-term borrowings under construction loan	(751)
Net cash flows used in financing activities	(1,343)
Net increase in cash and cash equivalents	217,804
Cash and cash equivalents, beginning of period	144,794
Cash and cash equivalents, end of period	$362,598

Supplemental disclosure of cash flow information:
Cash paid for interest	1,263
Non-cash investing and financing activities:
Change in accrued capital expenditures in accrued drilling cost
and accrued liabilities	16,492
Additions to asset retirement obligation	670
Change in accrued distributions to limited partner	99,032
Asset retirement obligation associated with properties distributed to limited partner	(734)
Distribution of oil and natural gas properties to limited partner	12,961
Distribution of building and land to limited partner	14,617
Distribution of equity interests in subsidiaries to limited partner	759
See accompanying notes to these condensed consolidated financial statements.

CROWNROCK, L.P.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

A.    Organization and Nature of Operations
CrownRock, L.P. (the “Partnership,” “we,” “us,” and “our”) is a Delaware limited partnership formed on February 14, 2007 by affiliates of CrownQuest Operating, LLC (“CrownQuest”), an independent oil and natural gas producer which is a wholly-owned subsidiary of one of the members of the Partnership’s ultimate general partner, CrownRock Holdings GP, LLC (“Holdings GP”), and Lime Rock Partners, a private equity firm focused on the oil and natural gas industry (“Lime Rock”). The Partnership’s principal business is the acquisition, development, exploration and production of oil and natural gas properties primarily located in the Permian Basin of West Texas.
On December 21, 2017, affiliates of CrownQuest’s management team and Lime Rock formed CrownRock Holdings, L.P., a Delaware limited partnership (“Holdings”). Effective January 1, 2018, the Partnership merged with a subsidiary of Holdings, and, as a result, Holdings is the sole limited partner of the Partnership and sole owner of the Partnership’s general partner, CrownRock GP, LLC (“CrownRock GP”). The Partnership admitted Holdings as its sole limited partner by issuing 100 new limited partnership units and cancelling all its other limited partner interests comprised of Class A, B, C, D and E limited partnership units. Holdings issued equivalent units of equivalent classes to the former limited partners of the Partnership.
On December 10, 2023, Holdings and CrownRock GP entered into a Partnership Interest Purchase Agreement (the “PIPA”), as amended, to sell their limited partner interests and general partner interests in the Partnership, respectively, to subsidiaries of Occidental Petroleum Corporation, a Delaware Corporation (“Occidental”), for total consideration of approximately $12.0 billion including the assumption of the Partnership’s existing debt (the “Partnership Sale Transaction”). This transaction is expected to close in the second half of 2024, subject to customary closing conditions and the receipt of regulatory approvals. See Note M – Agreement to Sell Partnership Interest to Occidental Petroleum Corporation.

B.    Summary of Significant Accounting Policies
Organization and principles of consolidation. On July 7, 2011, CrownRock Finance, Inc. (“CrownRock Finance”), a Delaware corporation and wholly-owned subsidiary of the Partnership, was organized for the sole purpose of serving as co-issuer of senior notes and it is currently a co-issuer of $868 million outstanding aggregate principal amount of 5.625% senior unsecured notes due 2025 (the “2025 Senior Notes”) and $376 million outstanding aggregate principal amount of 5.000% senior unsecured notes due 2029 issued at par (the “2029 Senior Notes” and, together with the 2025 Senior Notes, the “Senior Notes”). CrownRock Finance currently has, and will have, no operations, assets or liabilities other than with respect to the Partnership’s revolving credit facility, as amended (the “Credit Facility”), the Senior Notes or other debt securities the Partnership may issue in the future. See Note L – Long-term Debt.
On February 28, 2014, Canvasback Properties, LLC (“Canvasback”), a Texas corporation and wholly-owned subsidiary of the Partnership, was organized for the purpose of constructing, owning and managing an office building in Midland, Texas, which is the Partnership’s headquarters, and two field operations offices in Martin County, Texas.
On November 15, 2019, CR Royalties Management, LLC (“CR Management”), a Delaware limited liability company, and CR Royalties, L.P. (“CR Royalties”), a Delaware limited partnership, were organized for the purpose of owning oil and gas mineral interests and overriding royalty interests contributed by the Partnership. CR Management is a wholly-owned subsidiary of the Partnership. The Partnership owns 99% of CR Royalties and CR Management owns the remaining 1% of CR Royalties. The Partnership contributed the specified assets effective on January 1, 2020.
Entity restructurings and asset conveyances. The Partnership conducted several transactions effective January 31, 2024 to distribute certain Partnership assets to newly formed entities which are wholly owned by Holdings. These include:
•the Partnership distributed its Eastern Shelf properties in Mitchell County, Texas and associated obligations to Eastern Shelf Holdco, LLC (“Eastern Shelf”), a wholly-owned subsidiary of Holdings; and
•Canvasback distributed the office building and land in Midland, Texas, which is the Partnership’s headquarters, to 18 Desta Holdco, LLC (“18 Desta”), a wholly-owned subsidiary of Holdings.

B.    Summary of Significant Accounting Policies (Continued)
Additionally, the Partnership conducted the following:
•the Partnership distributed all its interest in Roddy Production Company, LLC (“Roddy”) to Holdings;
•the Partnership distributed all its interest in Abajo Gas Transmission Company, LLC (“Abajo”) to Holdings. Also, the Partnership resigned as manager of Abajo and assigned such role to Holdings; and
•the Partnership conveyed its ownership in remaining Lea County, New Mexico and San Juan County, Utah assets and associated obligations to Holdings.
Additionally, as a result of these restructuring transactions, the following changes were made relative to existing debt agreements as follows:
•Roddy was released in its capacity as guarantor of the Credit Facility; and
•Roddy, Eastern Shelf and 18 Desta were designated as unrestricted subsidiaries under the indenture governing the 2025 Senior Notes and the indenture governing the 2029 Senior Notes. This resulted in Roddy being released as a guarantor on the 2025 Senior Notes and the 2029 Senior Notes.
The distributions were accounted for as transactions between entities under common control; thus, were accounted for at the net book value.
The condensed consolidated financial statements include the accounts of the Partnership and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Interim financial statements. These condensed consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 are unaudited. In the opinion of management, such financial statements include the adjustments and accruals, all of which are of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Partnership’s annual financial statements for the year ended December 31, 2023.
Cash and cash equivalents. The Partnership considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.
Accounts receivable – related party and allowance for credit losses. CrownQuest operates 99% of the Partnership’s total wells and markets most of the Partnership’s oil and natural gas to various customers. In conjunction, CrownQuest has oil and natural gas sales receivables and joint interest receivables from third-party working interest owners. Oil and natural gas sales receivables are generally unsecured. CrownQuest monitors exposure to these customers primarily by reviewing credit ratings, financial statements and payment history. CrownQuest extends credit terms based on their evaluation of each customer’s creditworthiness. Receivables are considered past due if full payment is not received by the contractual due date. CrownQuest and the Partnership estimate uncollectible amounts based on the length of time that the accounts receivable has been outstanding, historical collection experience and current and future economic and market conditions, if failure to collect is expected to occur. CrownQuest records allowances for credit losses as reductions to the carrying values of the accounts receivables included in its financial statements if failure to collect an estimable portion is determined to be probable. The Partnership’s allowance for credit losses related to oil and natural gas sales receivables at March 31, 2024 is zero. CrownQuest bills the Partnership for such allowances related to joint interest receivables which are included in management fees and recorded by the Partnership in general and administrative costs in the condensed consolidated statements of income and comprehensive income. CrownQuest had an allowance for joint interest receivable credit losses of $647 thousand at March 31, 2024. The Partnership does not have any off balance sheet credit exposure related to its customers.
Oil and natural gas properties. The Partnership uses the successful efforts method of accounting for its investments in oil and natural gas properties. Under such method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and natural gas lease acquisition costs are also capitalized.

B.    Summary of Significant Accounting Policies (Continued)
Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and natural gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the unproved properties are determined to be productive, the related costs are transferred to proved oil and natural gas properties. If proved leasehold costs are determined to no longer be proved as a result of changes in the Partnership’s development plan, the related acreage costs are transferred to unproved oil and natural gas properties.
Capitalized costs of producing oil and natural gas properties and support infrastructure, including water-related wells, facilities and equipment, net of estimated salvage values, are depleted and depreciated by the units-of-production method. Acquisition and leasehold costs of proved properties are depleted on the basis of total proved reserves, and capitalized development costs (wells and related equipment and facilities) are depreciated on the basis of proved developed reserves.
On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale or retirement of a partial unit of proved property, the costs, net of proceeds, are charged to accumulated depreciation, depletion, and amortization, unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized in the statement of income and comprehensive income. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of costs without recognizing any gain or loss.
On exchanges of oil and natural gas assets with third parties, the Partnership reviews the transactions for certain key aspects that may have a significant impact on its accounting. Exchange transactions that only involve unproved properties are generally measured on recorded values rather than fair values. Thus, no gain or loss is recognized. Conversely, exchange transactions involving proved developed properties must be analyzed for possible business combinations and commercial substance. These aspects, along with others, dictate whether the Partnership records exchanges at recorded values or fair values and whether gains or losses should be recognized.
Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. The Partnership reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. The Partnership assesses impairment of capitalized costs of proved oil and natural gas properties by comparing net capitalized costs to estimated undiscounted future net cash flows using management’s expectations of future oil and natural gas prices. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, which would consider estimated future discounted cash flows. Estimating future cash flows involves the use of judgments, including estimation of the proved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. Unproved properties are assessed for impairment at least annually on a property-by-property basis, and any impairment is charged to expense.
The Partnership periodically reviews its proved and unproved oil and natural gas properties that are sensitive to oil and natural gas prices for impairment. Impairment expense is caused primarily due to declines in commodity prices and well performance.
Revenue Recognition. The Partnership recognizes revenues from the sales of oil and natural gas to its customers and aggregates them on the Partnership’s consolidated statement of income and comprehensive income. Disaggregated revenue from contracts with customers by product type is as follows:

Three Months Ended
March 31, 2024
(in thousands)
Oil sales	$500,771
Natural gas sales	(755)
Natural gas liquids sales	70,571
Total oil and natural gas sales	$570,587

B.    Summary of Significant Accounting Policies (Continued)
CrownQuest markets the Partnership’s oil and natural gas and enters into contracts with customers to sell the Partnership’s oil and natural gas production. Revenue from these contracts is recognized by the Partnership in accordance with the five-step revenue recognition model prescribed in Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”). Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occur with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody; (ii) transfer of title; (iii) transfer of risk of loss; and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At March 31, 2024, the Partnership had receivables related to contracts with customers of approximately $212.2 million. At December 31, 2023, the Partnership had receivables related to contracts with customers of approximately $196.5 million.
Oil Contracts. The majority of CrownQuest’s oil marketing contracts covering the Partnership’s oil production, transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for differentials based upon delivery location and oil quality. To the extent differentials are incurred after the transfer of control of the oil, the differentials are included in oil and natural gas sales on the condensed consolidated statements of income and comprehensive income as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s condensed consolidated statements of income and comprehensive income and are accounted for as costs incurred directly and not netted from the transaction price.
Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of CrownQuest’s gas marketing contracts covering the Partnership’s gas production, the purchaser gathers the natural gas in the field where it is produced and transports it via pipeline to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized at the net amount received from the purchaser. To the extent that control transfers downstream of those activities, revenue is recognized on a gross basis, and the related costs are classified as lease operating expenses on the Partnership’s condensed consolidated statements of income and comprehensive income.
The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14A, applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.
Use of estimates. Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements are based on a number of significant estimates including oil and natural gas reserve quantities and values, which are the basis for oil and natural gas properties acquired or exchanged, calculation of depreciation, depletion and amortization, asset retirement obligations (“ARO”), and impairment of oil and natural gas properties.
Fair value. Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

B.    Summary of Significant Accounting Policies (Continued)
Level 1. Measured based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Partnership considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Items included in this category are short term money market investments.
Level 2. Measured based on quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Partnership values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace. Instruments in this category are non-exchange traded derivatives such as over-the-counter commodity price swaps, collars and options. The Partnership’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures.
Level 3. Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Items included in this category are AROs, asset impairments and asset acquisitions and exchanges.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.
New accounting pronouncements issued but not yet adopted.
Compensation – Stock Compensation (Topic 718): In March 2024, the FASB issued Accounting Standards Update No. 2024-01 “Compensation – Stock Compensation (Topic 718): Scope - Application of Profits Interest and Similar Awards”, with the objective of uniformity in the accounting treatment for profit interests and similar awards. The update is effective for public business entities for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early application of this ASU is permitted. The Partnership is currently evaluating the impact of ASU No. 2024-01 on its consolidated financial statements.
Subsequent events. The Partnership performed an evaluation of subsequent events through May 10, 2024, which is the date the condensed consolidated financial statements were available to be issued.

C.    Oil and Natural Gas Properties
The following table sets forth information concerning the Partnership’s oil and natural gas properties as of March 31, 2024:

March 31, 2024
(in thousands)
Proved oil and natural gas properties	$6,935,802
Unproved oil and natural gas properties	340,772
Less accumulated depreciation, depletion,
amortization and impairment	(3,325,027)
Net oil and natural gas properties	$3,951,547

During the three months ended March 31, 2024, the Partnership did not recognize any exploration costs.

C.    Oil and Natural Gas Properties (Continued)
Additionally, during the three months ended March 31, 2024, the Partnership did not recognize any non-cash charges against earnings nor a corresponding allowance for expiring acreage.
See Note H – Fair Value for discussion of proved property impairments recorded during the three months ended March 31, 2024.

D.    Other Property and Equipment
The following table sets forth the Partnership’s other property and equipment as of March 31, 2024:

March 31, 2024
(in thousands)
Land	$23,904
Water rights	11,872
Construction in progress - gathering systems	1,264
Office buildings	7,988
Equipment	45
Gathering systems	120,218
Compressor stations	18,930
Less accumulated depletion, depreciation and impairment	(41,991)
Net other property and equipment	$142,230

E.    Asset Retirement Obligations
The Partnership records a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and capitalizes an equal amount as part of the cost of their related oil and natural gas properties. AROs are initially recorded at fair value and assessed for revisions periodically thereafter. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs and well life. The inputs are calculated based on historical data as well as current estimated costs.
The following table summarizes the changes in the Partnership’s ARO during the three months ended March 31, 2024:

Three Months Ended
March 31, 2024
(in thousands)
Balance, beginning of period	$47,288
Liabilities incurred during the period	670
Liabilities settled during the period	(213)
Liabilities associated with properties distributed to limited partner	(734)
Accretion expense	529
Balance, end of period	47,540
Less current portion	(355)
Non-current portion	$47,185

AROs for natural gas pipeline facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations and as such, the fair value of the conditional legal obligations cannot be measured since it is impossible to estimate the future settlement dates of such obligations.

F.    Credit and Counterparty Risk
Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. Amounts on deposit at financial institutions at March 31, 2024 were approximately $2.6 million, of which approximately $1.6 million was in excess of federally insured limits. In addition to funds maintained at financial institutions, at March 31, 2024, the Partnership had approximately $360.0 million invested in an institutional fund that invests at least 99.5% of its total assets in cash, U.S. Treasury Bills, notes or other obligations issued or guaranteed as to principal and interest by the U.S. Treasury, and repurchase agreements secured by such obligations or cash. The Partnership classifies investment securities with original maturities of three months or less as cash equivalents.
At March 31, 2024, the Partnership had no commodity derivatives. The Partnership routinely monitors the creditworthiness of its counterparties but does not require collateral or other security to support derivative instruments. However, agreements with the counterparties contain netting provisions such that if a default occurs, the non-defaulting party can offset the amount payable to the defaulting party under derivative contracts with the amount due from the defaulting party under derivative contracts. As a result of the netting provisions, the Partnership’s maximum amount of loss due to credit risk is limited to the net amounts due to and from the counterparty under the derivative contracts.

G.    Related Party Transactions
Related party operator of oil and natural gas properties. Most of the Partnership’s properties are operated by CrownQuest. As of March 31, 2024, aggregate related party accounts payable and accrued liabilities owed to CrownQuest in the normal course of the Partnership’s oil and natural gas property operations were $76.4 million, related specifically to accrued drilling costs on wells being drilled and completed as of period end, accrued ad valorem taxes and accrued infrastructure costs on facilities being constructed as of period end. Further, with respect to the properties operated by CrownQuest, at March 31, 2024, related party accounts receivable outstanding in the normal course of business related primarily to accrued oil and natural gas sales, fresh water sales and water disposal fees were $249.9 million.
As a result of its ownership of surface acreage, water rights and infrastructure, the Partnership recognizes amounts due from CrownQuest for surface damages, fresh water purchases and water disposal. During the three months ended March 31, 2024, the Partnership recognized receivables from CrownQuest of $12.3 million for these transactions. The unpaid portion of these amounts due are included in the related party accounts receivable listed above.
Management fees paid to related party. Pursuant to an administrative support agreement, the Partnership pays CrownQuest a monthly management fee based upon an annual budget approved by the Partnership. The Partnership is required to reimburse CrownQuest for substantially all costs, which include employee expense, rent expense, license fees, insurance cost, general office expenses, depreciation expense related to capitalized equipment, third party charges incurred for the benefit of the Partnership, and any and all expenses incurred by CrownQuest in providing support to the Partnership net of any amounts received under any operating agreements. During the three months ended March 31, 2024, the Partnership recorded management fees of $3.6 million in general and administrative expenses.
Royalty and other payments to affiliates. CrownQuest, as the operator of the Partnership’s properties, periodically makes various types of payments to companies affiliated with CrownQuest and the Partnership in connection with its role as operator of properties in which the Partnership owns a working interest. During the three months ended March 31, 2024 payments of $39.7 million were made by CrownQuest to affiliates for royalty interests, lease bonuses and extensions, surface acquisitions, surface damages, water purchases and water disposal with respect to such properties. Payments during the three months ended March 31, 2024 include amounts paid to a CrownQuest-affiliated royalty partnership formed in July 2018 (the “2018 Royalty Partnership”) and a CrownQuest-affiliated royalty partnership formed in March 2016 (the “2016 Royalty Partnership”). These royalty partnerships acquired royalty interests from third parties on properties operated by CrownQuest and in which the Partnership owns working interests. Payments to the 2018 Royalty Partnership during the three months ended March 31, 2024 were $6.5 million, primarily for royalty interests on properties operated by CrownQuest in which the Partnership owns a working interest. Payments to the 2016 Royalty Partnership during the three months ended March 31, 2024 were $31.2 million, primarily for royalty interests on properties operated by CrownQuest.

G.    Related Party Transactions (Continued)
Oil and natural gas property lease from an officer of CrownQuest. A family partnership controlled by Mr. Robert W. Floyd, President of CrownQuest and Director of Holdings GP, and his wife has royalty interests in certain properties that the Partnership is developing in the Permian Basin. During the three months ended March 31, 2024, CrownQuest paid $2 thousand for royalty interests on properties operated by CrownQuest.
In a series of transactions beginning in August 2013, the Partnership entered into oil and natural gas property lease agreements with several relatives of Mr. Floyd and a family limited liability company in which Mr. Floyd owns a 33 1/3% interest. The leases are for unproved acreage in the Midland Basin in West Texas. The Partnership is currently developing this acreage. During the three months ended March 31, 2024, CrownQuest paid $13.5 million, primarily for royalty interests on properties operated by CrownQuest, to Mr. Floyd’s relatives and the family limited liability company mentioned above.
Related party owner and operator of aircraft used by CrownQuest. Mr. Floyd and EnerQuest Oil & Gas Ltd. (“EOG”), an entity affiliated with the Partnership, own an entity named EnerQuest Aviation Partners, LLC (“Aviation Partners”) which owns 60% of an aircraft with the other 40% belonging to a third party individual. The aircraft is managed by Crown Eye Partners, LLC (“Crown Eye”) which is owned 60% by Aviation Partners and 40% by the same third party individual. This aircraft is available for use by CrownQuest employees when conducting business on behalf of the Partnership. The Partnership pays CrownQuest’s usage of the aircraft under the terms of the administrative support agreement. During the three months ended March 31, 2024, CrownQuest did not use the aircraft.

H.    Fair Value
Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following table sets forth by level within the fair value hierarchy the Partnership’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2024.

Description	Fair value measurements using
	Quoted prices in active markets (Level 1)	Other observable inputs (Level 2)	Unobservable inputs (Level 3)	Fair Value
		(in thousands)
Money market funds	$360,004	$—	$—	$360,004
Total as of March 31, 2024	$360,004	$—	$—	$360,004

The following table represents the carrying amounts and fair values of the Partnership’s financial instruments at March 31, 2024.

	March 31, 2024
	Carrying Value	Fair Value
	(in thousands)
Assets:
Money market funds	$360,004	$360,004

H.    Fair Value (Continued)
Credit Facility. The fair value of the revolving Credit Facility borrowings approximate the carrying amounts based upon interest rates currently available to the Partnership for borrowings with similar terms (Level 2).
Senior Notes. The fair value of the Partnership’s 2025 Senior Notes was $863.8 million at March 31, 2024. The fair value of the Partnership’s 2029 Senior Notes was $368.6 million at March 31, 2024. Such fair value was determined using Level 2 inputs including quoted period end market prices.
Other financial assets and liabilities. The Partnership has other financial instruments consisting primarily of receivables, payables and other current assets and liabilities. The carrying amounts approximate fair value due to the short maturity of these instruments.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis. Non-recurring fair value measurements include certain nonfinancial assets and liabilities as may be acquired in a business combination or property exchange and thereby measured at fair value; impaired oil and natural gas property assessments; and the initial recognition of AROs for which fair value is used. These estimates are derived from historical costs as well as management’s expectation of future cost and commodity price environments. As there is no corroborating market activity to support the assumptions used, the Partnership has designated these estimates as Level 3.
Impairments of long-lived assets. The Partnership reviews its long-lived assets to be held and used, including proved oil and natural gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable, for instance when there are declines in commodity prices or well performance. The Partnership performed such a review at March 31, 2024 and determined there was no impairment. During the three months ended March 31, 2024, the Partnership did not recognize a non-cash charge against earnings nor a corresponding allowance for expiring acreage.

I.    Commitments and Contingencies
As part of the administrative support agreement between the Partnership and CrownQuest, the Partnership reimburses CrownQuest for rent expense. At March 31, 2024, CrownQuest was party to one operating lease with Canvasback for office space: lease agreement dated August 28, 2023 with Canvasback as lessor on the field operations office and barn in Martin County, Texas and the extension of the field operations office in Martin County, Texas. The lease agreement was effective September 1, 2023 and terminates on August 31, 2024.
During the three months ended March 31, 2024, the Partnership reimbursed CrownQuest for rent expense for office space of $295 thousand, included in the monthly management fee. The rent expense relates to the Canvasback lease which is eliminated in consolidation.
In conjunction with the entity restructurings and asset conveyances – see Note B – Summary of Significant Accounting Policies – and Canvasback’s distribution of the Partnership’s headquarters building and land to 18 Desta, the operating lease for the headquarters building with CrownQuest, as lessee, was also assigned to 18 Desta.
CrownQuest has entered into contracts to secure the availability of drilling rigs and are subject to payments in accordance with the contracts based on the utilization of the drilling rigs.
From time to time, the Partnership is party to ordinary routine litigation incidental to the business. The Partnership believes that the results of such proceedings will not have a material adverse effect on its condensed consolidated financial statements.

J.    Partners’ Capital
CrownRock, L.P. is a privately held limited partnership formed in the State of Delaware on February 14, 2007. Holdings GP has the exclusive right to manage the business of the Partnership and has all powers and rights necessary or advisable to effectuate and carry out the purposes and business of the Partnership.

J.    Partners’ Capital (Continued)
Effective January 1, 2018, the Partnership merged with a subsidiary of Holdings. As a result of this merger, the Partnership and CrownRock GP became wholly-owned subsidiaries of Holdings. The Partnership admitted Holdings as its sole limited partner by issuing 100 new limited partnership units and cancelling all its other limited partner interests comprised of Class A, B, C, D and E limited partnership units. Holdings issued equivalent units of equivalent classes to the former limited partners of the Partnership. The only outstanding units of the Partnership at March 31, 2024 are the 100 limited partnership units held by Holdings. Additionally, effective January 1, 2018, the Partnership executed its Second Amended and Restated Limited Partnership Agreement to provide for sole control and management of the Partnership by CrownRock GP and the simplification of the governance of the Partnership.
Distributions are made solely to Holdings as the Partnership’s sole limited partner and in turn, Holdings has made distributions to its limited partners.
The Partnership’s Credit Facility, the indentures governing its 2025 Senior Notes and 2029 Senior Notes and the PIPA have restrictive covenants limiting dividends and distributions (See Note L – Long-term Debt and Note M – Agreement to Sell Partnership Interests to Occidental Petroleum Corporation). The Partnership makes distributions to Holdings within the limits of these agreements.
During the three months ended March 31, 2024, the Partnership recognized a distribution payable of $99.0 million, to provide Holdings with funds to pay its holders of Class A, B, C, D and E limited partnership units for estimated tax.
Based upon the provisions of the Partnership’s more restrictive indenture which governs the 2025 Senior Notes, as of March 31, 2024, the Partnership is allowed to make additional discretionary distributions to Holdings of approximately $1.18 billion (See Note L – Long-term Debt). However, discretionary distributions are restricted by the PIPA from January 1, 2024 to the closing date of the Partnership Sale Transaction (See Note M – Agreement to Sell Partnership Interest to Occidental Petroleum Corporation).

K.    Incentive Plans
Defined contribution plan. CrownQuest sponsors a 401(k) defined contribution plan for the benefit of substantially all employees. Currently, CrownQuest matches 100% of employee contributions, not to exceed 10% of the employee’s annual base salary. The Partnership’s contributions to the plan, through its reimbursement to CrownQuest pursuant to the terms of an administrative support agreement, were approximately $976 thousand for the three months ended March 31, 2024.

L.    Long-term Debt
The Partnership’s debt consists of the following at March 31, 2024:

March 31, 2024
(in thousands)
5.625% unsecured senior notes due 2025	$868,132
5.000% unsecured senior notes due 2029	376,084
Unamortized original issue discount	(552)
Unamortized deferred loan costs - senior notes	(5,770)
Total debt	1,237,894

Credit facility. The Partnership’s Credit Facility has a maturity date of March 7, 2028. In conjunction with its regular semi-annual borrowing base redetermination done in conjunction with its amendment and syndication, effective November 9, 2023, the Partnership’s lenders reaffirmed the borrowing base at $2.0 billion. The Partnership also elected to maintain its elected commitment amount of $1.0 billion. Commitments from the Partnership’s bank group total $3.5 billion. As of March 31, 2024, the Partnership had no advances outstanding against the Credit Facility.
The PIPA limits advances outstanding on the Credit Facility to $20 million for the period of February 1, 2024 until the closing of the Partnership Sale Transaction.

L.    Long-term Debt (Continued)
Between scheduled semi-annual borrowing base redeterminations in May and November, the Partnership and lenders, if requested by 66 2/3% of the lenders, may each request one special redetermination.
Advances on the Credit Facility bear interest, at the Partnership’s option, based on (i) Secured Overnight Financing Rate (“SOFR”) or (ii) the prime rate as quoted by The Wall Street Journal (“Prime Rate”) (8.50% at March 31, 2024). The Credit Facility’s interest rates on SOFR rate advances and Prime Rate advances vary, with interest margins ranging from 175 to 275 basis points and 75 to 175 basis points, respectively, per annum depending on the debt balance outstanding. Additionally, SOFR rate advances include a 10 basis points credit spread adjustment. The Partnership pays commitment fees on the unused portion of the available commitment of 50 basis points per annum. Total interest expense on the Credit Facility, including commitment fees paid on the unused portion, was $1.3 million for the three months ended March 31, 2024. The weighted average cash interest rate on the Credit Facility, including commitment fees, for the three months ended March 31, 2024 was 0.5%.
The Partnership’s obligations under the Credit Facility are secured by a first lien on substantially all of its oil and natural gas properties. In addition, all of the Partnership’s subsidiaries (excluding Roddy and Abajo) are guarantors, and the equity interests in such subsidiaries have been pledged to secure borrowings under the Credit Facility.
If the outstanding principal balance under the Credit Facility exceeds the aggregate available commitment amount at any time, the Partnership must make a lump sum payment curing the deficiency within three business days. If the outstanding principal balance of the loans under the Credit Facility exceeds the borrowing base at any time, the Partnership has the option to take any of the following actions, either individually or in combination: (1) make a lump sum payment curing the deficiency within 30 days; (2) pledge additional collateral sufficient in the lenders’ opinion to increase the borrowing base and cure the deficiency; or (3) begin making equal monthly principal payments that will cure the deficiency within the ensuing six-month period.

The Credit Facility contains various restrictive covenants and compliance requirements, which include:
•maintenance of certain financial ratios, including:

(i)    maintenance of a quarterly ratio of current assets to current liabilities to be not less than 1.0 to 1.0, excluding noncash assets and liabilities related to financial derivatives and AROs and including all letter of credit obligations as liabilities but excluding current maturities of indebtedness, and including any unused availability under the Credit Facility as a current asset, and
(ii)    maintenance of a quarterly ratio of total funded indebtedness, net of unrestricted cash up to $125 million, to 12-month consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and noncash income and expenses to be no greater than 3.5 to 1.0.
•delivery to the lender and maintenance of satisfactory title opinions covering not less than 80% and 85% of the present value of proved oil and natural gas reserves and proved developed producing oil and natural gas reserves, respectively;
•limits on the incurrence of additional indebtedness and certain types of liens;
•restrictions as to investments, mergers, acquisitions and dispositions of assets;
•restrictions on hedging contracts and transactions with affiliates; and
•limits on dividends and distributions. The agreement allows permitted tax distributions. It also allows periodic cash distributions if the unused availability on the Credit Facility, plus unrestricted cash, is greater than or equal to 20% of the elected commitment amount, and the Partnership’s funded indebtedness to 12-month consolidated earnings before interest expense, income taxes, depletion, depreciation and amortization, exploration expense and non-cash income and expenses is no more than 3.00 to 1.00 calculated on a pro forma basis after giving effect to such cash payment. However, discretionary distributions are restricted by the PIPA from January 1, 2024 to the closing date of the Partnership Sale Transaction (See Note M – Agreement to Sell Partnership Interest to Occidental Petroleum Corporation).

L.    Long-term Debt (Continued)
At March 31, 2024, the Partnership was in compliance with all of the covenants under the Credit Facility.
5.625% Senior Notes due 2025. On October 11, 2017, the Partnership and CrownRock Finance issued $1.0 billion aggregate principal amount of the 2025 Senior Notes at par. On May 22, 2018, the Partnership and CrownRock Finance issued an additional $185 million aggregate principal amount of 2025 Senior Notes at 98.26% of par. These additional notes were fungible with the original notes and are governed by the same indenture and thus contain the same terms and conditions.
The 2025 Senior Notes mature on October 15, 2025, and interest is paid in arrears semi-annually on April 15 and October 15. The 2025 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by Canvasback, CR Management and CR Royalties. The notes may be redeemed on or after October 15, 2023 at the redemption price of 100.00%, expressed as a percentage of principal amount plus accrued and unpaid interest if any.
The 2025 Senior Notes are general, unsecured senior obligations and are subordinated to all existing and future secured indebtedness, including the Credit Facility. The indenture to the 2025 Senior Notes dated as of October 11, 2017, as supplemented (“2025 Senior Note Indenture”) contains various restrictive covenants which include:
•limits on the incurrence of additional indebtedness and certain types of liens;
•restrictions as to mergers and disposition of assets;
•limits on transactions with affiliates; and
•limits on dividends and distributions. The 2025 Senior Note Indenture allows permitted tax distributions. The 2025 Senior Notes Indenture also allows periodic cash distributions up to $150 million plus 50% of consolidated net income as adjusted for certain non-cash items from July 1, 2017 to the end of the Partnership’s most recently ended fiscal quarter. Based on this provision, as of March 31, 2024, the Partnership is allowed to make discretionary distributions of approximately $1.18 billion. However, discretionary distributions are restricted by the PIPA from January 1, 2024 to the closing date of the Partnership Sale Transaction (See Note M – Agreement to Sell Partnership Interest to Occidental Petroleum Corporation).
At March 31, 2024, the Partnership was in compliance with all of the covenants under the 2025 Senior Note Indenture.
5.000% Senior Notes due 2029. On April 20, 2021, the Partnership and CrownRock Finance issued $400.0 million aggregate principal amount of the 2029 Senior Notes at par. The Partnership issued the 2029 Senior Notes to fund distributions to Holdings. Holdings utilized the net proceeds in the amount of $396 million to redeem a portion of its Series A Preferred Units. The 2029 Senior Notes mature on May 1, 2029, and interest is paid in arrears semi-annually on May 1 and November 1. The 2029 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by Canvasback, CR Management and CR Royalties. The 2029 Senior Notes may be redeemed on or after the following dates and at the following redemption prices, expressed as a percentage of principal amount plus accrued and unpaid interest if any, during the twelve-month periods beginning on the dates indicated: May 1, 2024, 102.500%; May 1, 2025, 101.667%; May 1, 2026, 100.833%; May 1, 2027 and thereafter, 100.00%.
The 2029 Senior Notes are general, unsecured senior obligations and are subordinated to all existing and future secured indebtedness, including the Credit Facility. The indenture to the 2029 Senior Notes dated as of April 20, 2021 (“2029 Senior Note Indenture”) contains various restrictive covenants which include:
•limits on the incurrence of additional indebtedness and certain types of liens;
•restrictions as to mergers and disposition of assets;
•limits on transactions with affiliates; and
•limits on dividends and distributions. The 2029 Senior Note Indenture allows permitted tax distributions. The 2029 Senior Note Indenture also allows periodic cash distributions up to 50% of consolidated net income as adjusted for certain non-cash items from July 1, 2017 to the end of the Partnership’s most recently ended fiscal quarter. Based on this provision, as of March 31, 2024, the Partnership is allowed to make
discretionary distributions of approximately $1.26 billion.    Notwithstanding this limit based on
consolidated net income, the 2029 Senior Note Indenture provides for unlimited periodic cash discretionary distributions if the Partnership’s leverage ratio, as defined, is less than 1.5 to 1.0, determined on a pro forma

L.    Long-term Debt (Continued)
•basis giving effect to any such distribution payments. However, discretionary distributions are restricted by the PIPA from January 1, 2024 to the closing date of the Partnership Sale Transaction (See Note M – Agreement to Sell Partnership Interest to Occidental Petroleum Corporation).
At March 31, 2024, the Partnership was in compliance with all of the covenants under the 2029 Senior Note Indenture.
Construction loan - Canvasback office building. On June 19, 2014, Canvasback entered into a construction loan agreement with a bank (the “Construction Loan”) to partially finance the cost of the construction of an office building in Midland, Texas that became the Partnership’s headquarters. Advances were made during the period of February 2015 through December 2015 when the final advance was made, and the balance outstanding was at its maximum amount available of $12.0 million. Construction was completed and the certain conditions of the loan agreement were satisfied in December 2015 to effect the extension of the loan to June 30, 2026. Payments of principal and interest are due on the first of each month in an amount necessary to fully amortize the loan over its remaining term. Advances on the Construction Loan bear interest at a fixed rate equal to the Wall Street Journal published Prime Rate in effect on July 1st of each year plus 100 basis points, but in no event shall the interest rate be less than 4.25% nor more than 4.75%.
On July 6, 2023, Canvasback and the bank modified the Construction Loan amortization schedule and maturity date to facilitate the full amortization of the loan on June 1, 2024. In conjunction with this modification, Canvasback made a principal prepayment on June 30, 2023 in the amount of $1.0 million. The interest rate for the period of July 1, 2023 through June 1, 2024 was determined at 4.75%.
On January 19, 2024, Canvasback fully prepaid the remaining principal balance and accrued interest on the Construction Loan. As a result of this repayment, the bank released all security instruments including the mortgage and the Partnership’s guaranty which had been part of the original loan documents.
Effective January 31, 2024, Canvasback distributed the office building to 18 Desta, a wholly-owned subsidiary of Holdings.
Principal maturities of debt. The Credit Facility expires in 2028. The 2025 Senior Notes are due in 2025. The 2029 Senior Notes are due in 2029.
Interest expense. The following amounts have been incurred and charged to interest expense for the three months ended March 31, 2024:

Three Months Ended March 31, 2024
(in thousands)
Cash payments for interest	$1,263
Amortization of original issue discount	90
Amortization of deferred loan costs	1,127
Net changes in accrued interest expense	16,914
Total interest expense	$19,394

M. Agreement to Sell Partnership Interest to Occidental Petroleum Corporation
On December 10, 2023, Holdings and CrownRock GP entered into the PIPA governing the Partnership Sale Transaction. This transaction is expected to close in the second half of 2024, subject to customary closing conditions and the receipt of regulatory approvals.
The PIPA contains various restrictive operating covenants for the period from January 1, 2024 to the closing date of the Partnership Sale Transaction which include:
•limits on variances from the approved 2024 capital expenditure plan;
•limits on indebtedness including limits on amounts which can be borrowed on the Partnership’s Credit Facility;
•limits on the acquisition and sales of properties, assets and entities;
•limits on distributions to Holdings; and
•restriction on entering into any additional commodity hedging transactions.
On January 19, 2024, Holdings and Occidental each received a request for additional information and documentation material (each, a “Second Request”) from the Federal Trade Commission (“FTC”) in connection with the FTC’s review of the Partnership Sale Transaction. A Second Request extends the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) until 30 days after each of Holdings and Occidental have substantially complied with the Second Request issued to them, unless that period is extended voluntarily by Holdings and Occidental or terminated sooner by the FTC. Holdings and Occidental continue to work constructively with the FTC in its review of the Partnership Sale Transaction.